PROSPECTUS and	PRICING SUPPLEMENT NO. 10
PROSPECTUS SUPPLEMENT, each	Dated 21 May 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQG7	Filed pursuant to Rule 424(b)(3)

U.S. $5,520,850,000
JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D
due from 9 Months to 30 Years from Date of Issue

Original Issue:	24 May 2007

Maturity Date:	12 December 2008

Principal Amount:	$300,000,000

Interest Rate Basis:	USD-LIBOR-Telerate
(Moneyline Telerate Page 3750)

Index Maturity:	3 Month

Spread:	LIBOR + 0 bps

Reference Rate for First Coupon Period:	The reference rate for the first coupon period will be the interpolated rate between 2 week LIBOR and 1 month LIBOR

Initial Interest Determination Date:	22 May 2007

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 12th (or next Business Day) of Mar, Jun, Sep, and Dec beginning 12 Jun 2007

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 12th (or next Business Day) of Mar, Jun, Sep, and Dec commencing on 12 Jun 2007

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:

Name	Principal Amount Of Notes

Banc of America Securities LLC	$105,000,000

Credit Suisse Securities (USA) LLC	105,000,000

HSBC Securities (USA) Inc.	30,000,000

Piper Jaffray & Co.	30,000,000

Wells Fargo Securities, LLC	30,000,000

Total	$300,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850%, for resale at par.

Banc of America Securities LLC
Credit Suisse Securities (USA) LLC
HSBC Securities (USA) Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC

Banc of America Securities LLC and Credit
Suisse Securities (USA) LLC are
acting as Joint Book-Running
Managers.